PMC-Sierra, Inc.
                        CALCULATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                   (unaudited)

                                                          Three Months Ended
                                                      --------------------------
                                                         Jun 28,        Jun 30,
                                                          1998           1997

Numerator:
Net income (loss)                                     $   (40,823)   $    8,932
                                                      ============   ===========

Denominator:
  Basic weighted average common shares
  outstanding (1)                                          31,829        30,918
                                                      ------------   -----------

  Effect of dilutive securities:
    Stock options                                               -         1,442
    Stock warrants                                              -            14
                                                      ------------   -----------
  Shares used in calculation of net income per share       31,829        32,374
                                                      ============   ===========

Basic net income (loss) per share                     $     (1.28)   $     0.29

Diluted net income (loss) per share                   $     (1.28)   $     0.28



(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic net income per share.